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                                                                     Exhibit 5.1

                                            June 27, 1996

PAREXEL International Corporation
195 West Street
Waltham, MA 02154

     Re:  Registration Statement on Form S-1
         Relating to 56,818 Shares of Common Stock

Dear Sir or Madam:

     This opinion relates to an aggregate of 56,818 shares of Common Stock, par value $.01 per share (the "Common Stock"), of PAREXEL International Corporation (the "Company"), which are the subject matter of a Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 27, 1996 (the "Registration Statement").

     The 56,818 shares of Common Stock covered by Registration Statement are being resold by certain stockholders (the "Selling Stockholders") of the Company.

     Based upon such investigation as we have deemed necessary, we are of the opinion that when the shares of Common Stock to be resold by the Selling Stockholders pursuant to the Prospectus have been resold and paid for in accordance with the terms described in the Prospectus (the "Prospectus") included in the Registration Statement, such shares of Common Stock will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters."
                                            Very truly yours,

                                            TESTA, HURWITZ & THIBEAULT, LLP